EXHIBIT 10.35
March 30, 2006
VIA FEDEX AND E-MAIL
Mr. Edgar B. Kelly
Shareholders’ Agent
82550 Delano Drive
Indio, CA 92201

Re:	Earn-Out Payment Calculation for 2005 Earn-Out Period
Dear Mr. Kelly:
     This correspondence to you is intended to constitute the annual earn-out certificate referenced in our agreement.
     The earn-out calculation set forth in the attached schedule shows the details of the adjusted earnings compared to the earnings target.
     With regard to the timing of payment, Stonepath Group, Inc. (“Stonepath Group”) is currently arranging for financing to assist with payments of its current earn-out obligations to former owners of all subsidiaries. As a result, subject to the conditions contained herein, we have reached agreement with you to amend the Stock Purchase Agreement by and among Stonepath Group, Inc., Stonepath Logistics International Services, Inc., Global Transportation Services, Inc., the Shareholders of Global Transportation Services, Inc. and Jason F. Totah, dated as of March 5, 2002 (the “Agreement”), with respect to the following provisions:
1)	THE THIRD SENTENCE OF SECTION 1.2(B)(II) OF THE AGREEMENT IS AMENDED AS FOLLOWS:
“The Base Earn-Out Payments shall be made on April 1st of each of the years 2003 through 2008, or such earlier date in any such year as Stonepath is required to file its Form 10-K with the SEC pursuant to the rules and regulations under the Exchange Act (the “Earn-Out Payment Dates”), following each calendar year (or shorter period) in which Net Income Before Taxes is determined, except that (A) the payment to be made in the year 2006 shall be made on June 30, 2006 and shall be considered the Earn-Out Payment Date for such year, and (B) the payment to be made in the year 2008 for the period between January 1, 2007 and the fifth anniversary of the Closing shall be made on April 30, 2007.”
2)	SECTION 1.2(B)(IV) OF THE AGREEMENT IS AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:
     “(iv) Additional payments (each an “Additional Earn-Out Payment”) shall be paid to the Shareholders in an amount equal to forty percent (40%) of the amount by which the Company’s cumulative Net Income Before Taxes (calculated in accordance with this Section 1.2) over the course of the Earn-Out Period (taking into account losses as well as income during any calendar year or portion thereof) exceeds Ten Million Dollars ($10,000,000) (the “Additional Earn-Out Threshold”). The Annual Earn-Out Certificate for the years 2006 and 2007 shall include the amount of the Company’s cumulative Net Income Before Taxes. If the Additional Earn-Out Threshold has been reached as of the end of December 31, 2005, the Purchaser shall make an advance payment on the Earn-Out Payment Date in 2006 in an amount equal to fifty percent (50%) of the amount of the Additional Earn-Out Payment

Stonepath Group, Inc.
World Trade Center
2200 Alaskan Way, Suite 200
Seattle, WA 98121
T: (206) 336-5400		F: (206) 336-5401

calculated as at December 31, 2005. The remaining balance of the Additional Earn-Out Payment otherwise owed on the Earn-Out Payment Date in 2006 shall be due and payable on the Earn-Out Payment Date in 2007. In no event shall the Additional Earn-Out Payment (including any advance payment described in this Section 1.2(b)(iv)) exceed Two Million Dollars ($2,000,000).”
     With the delivery of the attached certificate, the parties agree that the Additional Earn-Out Threshold, referenced below, has been reached with respect to and as of the end of December 31, 2005, and thus fifty percent (50%) of the amount of the Additional Earn-Out Payment shall be due on the Earn-Out Payment Date in 2006 and the remaining fifty percent (50%) of the amount of the Additional Earn-Out Payment shall be due on the Earn-Out Payment in 2007.
     In addition, as further consideration for the subject matter contained herein, (A) concurrent with the disbursement of the $1,000,000 Base Earn-Out Payment due on July 1, 2006, the Company shall include an interest payment on such amount at an annual rate of eight percent (8%), calculated from April 1, 2006 through June 29, 2006, and (B) the parties agree that the subject matter of such amendments shall in no way constitute an Event of Default with respect to Section 1.4 of the Agreement. Notwithstanding anything to the contrary above, however, in the event that the Purchaser fails to make the required payments on the Earn Out Payment Date in 2006, the Purchaser shall have a three (3) month period through September 30, 2006 in which to cure under Section 1.4 of the Agreement.
     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
     The obligations of Stonepath Group and Stonepath Logistics International Services, Inc. (“SLIS”) set forth in this letter agreement, and the amendments to the Agreement set forth herein, are subject to the approval of the Board of Directors of Stonepath Group and SLIS.
     Please confirm your agreement to our understanding by executing this letter in the space provided below.

Very truly yours,

STONEPATH GROUP, INC.

/s/ ROBERT AROVAS

Robert Arovas
Agreed and accepted:	President and Chief Financial Officer

By:	/s/ EDDIE KELLY
Eddie Kelly
Shareholders’ Agent
cc:	Jason F. Totah

Stonepath Group, Inc.
World Trade Center
2200 Alaskan Way, Suite 200
Seattle, WA 98121
T: (206) 336-5400		F: (206) 336-5401

STONEPATH GROUP, INC.
2005 Performance to be Paid April 2006

Net Profit Earn-Outs
Global
2005 Net Earnings	$3,276,758
Income tax Expense	—

2005 Pre-Tax Earnings	$3,276,758
Adjustments
Corporate Management Fees	$420,000
Corporate Technology Fee	105,000
Underallocated Intl Corp Overhead	293,886
Amortization	68,012
New Location Loss (Carryforward)	(157,758)
Sharing of Gajadhar Salary	(17,007)
Quantum at Other Terminals	(124,264)
Jason Salary/Benefits in Corporate	(346,800)

Adjusted 2005 Earnings	$3,517,828

Earnings Target	$2,000,000

2005 Earnings Excess/(Shortfall)	$1,517,828
Prior Year Excess Carryforward	$8,007,363

2005 Earnings Excess/(Shortfall) Carry to 2006	$9,525,190

2005 Earn-Out Opportunity	$1,000,000
2005 Earn-Out Reduction	—

2005 Earn-Out Payments	$1,000,000

Minimum Target	$—
% Impact of Shortfall to Earn-Out	100%

2002 Excess/(Shortfall)	$2,502,967
2003 Excess/(Shortfall)	$3,292,659
2004 Excess/(Shortfall)	$2,211,737
2005 Excess/(Shortfall)	$1,517,828

Cumulative Excess/(Shortfall)	$9,525,190

Stonepath Group, Inc.
World Trade Center
2200 Alaskan Way, Suite 200
Seattle, WA 98121
T: (206) 336-5400		F: (206) 336-5401